Exhibit 99.1

FOR RELEASE, Monday, June 23, 2025	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2025 SECOND QUARTER RESULTS
Revenues of $1.53 Billion; Diluted Earnings Per Share of $1.50
Repurchased $200.0 Million of Common Stock
LOS ANGELES (June 23, 2025) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2025.
“Our second quarter financial performance was solid, with results meeting or exceeding our guidance ranges, as we continue to navigate the current environment. Our team is producing improvements in two key areas, lowering our build times and reducing direct construction costs, helping to strengthen our business,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Though market conditions have softened, we remain consistent in our focus on optimizing our assets to offer the most compelling value to our buyers, maintaining pricing transparency and enhancing margins and returns.”
“We continue to take a balanced approach in allocating capital, adapting to prevailing market conditions while maintaining our priorities of future growth and returns to our stockholders. In this environment and given our strong existing land pipeline, we are scaling back our land acquisition and development investments while increasing share repurchases. In our second quarter, we repurchased $200 million of our outstanding common stock at an average price of approximately $54 per share, which is below our current book value, providing an excellent return on our capital. We expect to continue to repurchase our shares in the remainder of fiscal 2025 aligned with our commitment to enhancing long-term stockholder value,” concluded Mezger.
Three Months Ended May 31, 2025 (comparisons on a year-over-year basis)
•Revenues totaled $1.53 billion, compared to $1.71 billion.
•Homes delivered decreased 11% to 3,120.
•Average selling price increased slightly to $488,700.
•Homebuilding operating income was $131.5 million, compared to $188.2 million. The homebuilding operating income margin was 8.6%, compared to 11.1%, reflecting a lower housing gross profit margin and higher selling, general and administrative expenses ratio. Excluding total inventory-related charges of $5.6 million for the current quarter and $1.2 million for the year-earlier quarter, the homebuilding operating income margin was 9.0%, compared to 11.1%.
◦The Company’s housing gross profit margin was 19.3%, compared to 21.1%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 19.7%, compared to 21.2%, due to price reductions and other homebuyer concessions, higher relative land costs, geographic mix, and reduced operating leverage, partly offset by lower construction costs.
◦Selling, general and administrative expenses as a percentage of housing revenues were 10.7%, compared to 10.1%, primarily due to higher marketing expenses and decreased operating leverage.

•Financial services pretax income totaled $8.2 million, compared to $13.3 million, mainly due to decreases in both insurance commissions revenues and equity in income of the Company’s mortgage banking joint venture. The mortgage banking joint venture’s results reflected a decrease in interest rate lock commitments and a lower volume of loan originations, largely due to fewer homes delivered.
•Total pretax income was $142.4 million or 9.3% of total revenues. This compared to $221.1 million, which included a $12.5 million gain in interest income and other associated with the sale of a privately held technology company in which the Company had an ownership interest.
•Net income decreased 36% to $107.9 million. Diluted earnings per share declined 30% to $1.50, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
◦The effective tax rate was 24.2%, compared to 23.8%.
Six Months Ended May 31, 2025 (comparisons on a year-over-year basis)
•Revenues totaled $2.92 billion, compared to $3.18 billion.
•Homes delivered of 5,890 were down 10%.
•Average selling price increased 3% to $494,400.
•Net income decreased 29% to $217.4 million.
•Diluted earnings per share declined 23% to $3.00.
Net Orders and Backlog (comparisons on a year-over-year basis, except as noted)
•Net orders of 3,460 decreased 13%. The Company’s ending backlog homes totaled 4,776, compared to 6,270. Ending backlog value was down 27% to $2.29 billion.
◦Monthly net orders per community decreased to 4.5, compared to 5.5.
◦The cancellation rate as a percentage of gross orders was 16%, compared to 13%.
•The average community count for the quarter increased 5% to 254, and the ending community count rose 2% to 253.
Balance Sheet as of May 31, 2025 (comparisons to November 30, 2024, except as noted)
•The Company had total liquidity of $1.19 billion, including $308.9 million of cash and cash equivalents and $881.7 million of available capacity under its unsecured revolving credit facility, with $200.0 million of cash borrowings outstanding.
•Inventories increased 7% to $5.91 billion. On a year-over-year basis, inventories grew 11%.
◦Investments in land and land development for the 2025 second quarter decreased 23% from the prior-year quarter to $513.9 million. For the six months ended May 31, 2025, total land-related investments increased 14% to $1.43 billion, compared to $1.26 billion for the year-earlier period.
◦The Company’s lots owned or under contract decreased slightly to 74,837, of which approximately 53% were owned and 47% were under contract. Year over year, the total lot portfolio grew 14%, up from 65,533.
•Notes payable were $1.89 billion, compared to $1.69 billion, reflecting cash borrowings outstanding under the Company’s unsecured revolving credit facility. The debt to capital ratio was 32.2%, compared to 29.4%.

•Stockholders’ equity totaled $3.99 billion, compared to $4.06 billion, primarily due to common stock repurchases and cash dividends in the 2025 first half, largely offset by net income for the same period.
◦In the 2025 second quarter, the Company repurchased 3,734,675 shares of its outstanding common stock at a cost of $200.0 million, or $53.55 per share, bringing its total repurchases in the 2025 first half to 4,488,614 shares at a total cost of $250.0 million, or $55.70 per share. As of May 31, 2025, the Company had $450.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s 68.1 million outstanding shares as of May 31, 2025, book value per share of $58.64 increased 10% year over year.
Guidance
The Company is providing the following guidance for its 2025 full year:
•Housing revenues in the range of $6.30 billion to $6.50 billion.
•Average selling price in the range of $480,000 to $490,000.
•Homebuilding operating income as a percentage of revenues in the range of 8.6% to 9.0%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 19.0% to 19.4%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 10.2% to 10.6%.
•Effective tax rate of approximately 24%.
•Ending community count of approximately 250.
The Company plans to also provide guidance for its 2025 third quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2025 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built nearly 700,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; our obtaining adequate levels of affordable insurance for our business and our ability to cover any incurred costs, liabilities or losses that are not covered by the insurance we have procured or that are due to our deciding not to procure certain types or amounts of insurance coverage; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; regulatory instability associated with the current U.S. presidential administration, and the impact on the economy or financial markets therefrom; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies, and the potential significant scaling back or ending of the federal conservatorship of the government-sponsored enterprises), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes, and the potential accelerated phaseout of such tax credits in 2026; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries, and financial markets’ and businesses’ reactions to any such policies; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including implementing state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California, and the costs and margin impact we incur from the incentives or concessions we may provide to buyers to do so; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain or afford homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2025 and 2024
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2025	2024	2025	2024
Total revenues	$1,529,585	$1,709,813	$2,921,362	$3,177,579
Homebuilding:
Revenues	$1,524,716	$1,701,512	$2,911,757	$3,163,210
Costs and expenses	(1,393,253)	(1,513,329)	(2,652,955)	(2,817,351)
Operating income	131,463	188,183	258,802	345,859
Interest income and other	1,679	19,449	3,758	25,306
Equity in income (loss) of unconsolidated joint ventures	1,080	224	3,493	(221)
Homebuilding pretax income	134,222	207,856	266,053	370,944
Financial services:
Revenues	4,869	8,301	9,605	14,369
Expenses	(1,570)	(1,473)	(3,109)	(3,019)
Equity in income of unconsolidated joint venture	4,862	6,435	9,191	13,490
Financial services pretax income	8,161	13,263	15,687	24,840
Total pretax income	142,383	221,119	281,740	395,784
Income tax expense	(34,500)	(52,700)	(64,300)	(88,700)
Net income	$107,883	$168,419	$217,440	$307,084
Earnings per share:
Basic	$1.53	$2.21	$3.05	$4.02
Diluted	$1.50	$2.15	$3.00	$3.91
Weighted average shares outstanding:
Basic	69,976	75,653	70,745	75,773
Diluted	71,226	77,806	72,108	78,034

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	May 31, 2025	November 30, 2024
Assets
Homebuilding:
Cash and cash equivalents	$308,861	$597,973
Receivables	371,354	377,533
Inventories	5,913,348	5,528,020
Investments in unconsolidated joint ventures	57,597	67,020
Property and equipment, net	95,054	90,359
Deferred tax assets, net	102,421	102,421
Other assets	107,530	105,920
	6,956,165	6,869,246
Financial services	61,431	66,923
Total assets	$7,017,596	$6,936,169

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$359,323	$384,894
Accrued expenses and other liabilities	771,840	796,261
Notes payable	1,892,941	1,691,679
	3,024,104	2,872,834
Financial services	2,954	2,719
Stockholders’ equity	3,990,538	4,060,616
Total liabilities and stockholders’ equity	$7,017,596	$6,936,169

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2025 and 2024
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2025	2024	2025	2024
Homebuilding revenues:
Housing	$1,524,716	$1,701,512	$2,911,757	$3,159,638
Land	—	—	—	3,572
Total	$1,524,716	$1,701,512	$2,911,757	$3,163,210

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,230,055	$1,342,102	$2,337,469	$2,486,529
Land	—	—	—	2,101
Subtotal	1,230,055	1,342,102	2,337,469	2,488,630
Selling, general and administrative expenses	163,198	171,227	315,486	328,721
Total	$1,393,253	$1,513,329	$2,652,955	$2,817,351

Interest expense:
Interest incurred	$28,626	$26,577	$55,018	$53,082
Interest capitalized	(28,626)	(26,577)	(55,018)	(53,082)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$25,306	$29,189	$48,729	$55,692
Depreciation and amortization	10,114	10,377	19,818	20,572

Average selling price:
West Coast	$682,000	$669,600	$694,500	$671,500
Southwest	475,200	447,600	468,200	449,100
Central	348,900	365,600	357,600	365,200
Southeast	393,300	417,100	396,200	417,300
Total	$488,700	$483,000	$494,400	$481,700

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2025 and 2024 (Dollars in Thousands – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2025	2024	2025	2024
Homes delivered:
West Coast	968	1,043	1,817	1,871
Southwest	661	712	1,339	1,429
Central	811	1,028	1,562	1,898
Southeast	680	740	1,172	1,362
Total	3,120	3,523	5,890	6,560

Net orders:
West Coast	1,104	1,226	2,002	2,176
Southwest	557	785	1,102	1,483
Central	1,030	1,300	1,750	2,317
Southeast	769	686	1,378	1,344
Total	3,460	3,997	6,232	7,320

Net order value:
West Coast	$728,141	$902,483	$1,335,320	$1,535,883
Southwest	268,921	362,788	538,143	677,651
Central	328,614	485,824	568,339	849,747
Southeast	285,338	280,808	515,279	550,813
Total	$1,611,014	$2,031,903	$2,957,081	$3,614,094

	May 31, 2025		May 31, 2024
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,396	$947,842	1,850	$1,304,955
Southwest	897	443,533	1,433	652,578
Central	1,321	445,853	1,686	615,228
Southeast	1,162	451,003	1,301	549,374
Total	4,776	$2,288,231	6,270	$3,122,135

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2025	2024	2025	2024
Housing revenues	$1,524,716	$1,701,512	$2,911,757	$3,159,638
Housing construction and land costs	(1,230,055)	(1,342,102)	(2,337,469)	(2,486,529)
Housing gross profits	294,661	359,410	574,288	673,109
Add: Inventory-related charges (a)	5,558	1,210	7,013	2,508
Adjusted housing gross profits	$300,219	$360,620	$581,301	$675,617
Housing gross profit margin	19.3%	21.1%	19.7%	21.3%
Adjusted housing gross profit margin	19.7%	21.2%	20.0%	21.4%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.